3555 Veterans Memorial Highway, Suite C Ronkonkoma, NY 11779 (631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2020 Third Quarter Financial Results

Quarterly Net Sales Increase 14% as Net Income Inclusive of
Non-cash Income Tax Expense Jumps 129%

RONKONKOMA, NY – December 9, 2019 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2020 third quarter ended October 31, 2019.

Fiscal 2020 Third Quarter Financial Results Highlights and Recent Developments
●
Net sales for Q3FY20 of $27.5 million, compared with Q3FY19 of $24.0 million
●
Gross profit for Q3FY20 of $9.3 million, compared with Q3FY19 of $8.3 million
●
Gross margin as a percentage of net sales in Q3FY20 was 33.9%, compared to 34.6% in Q3FY19
●
Operating expenses of $7.5 million in Q3FY20, compared with $7.3 million in Q3FY19
●
Operating profit of $1.8 million in Q3FY20, compared with $1.0 million in Q3FY19
●
Net income of $1.1 million in Q3FY20, compared with net income of $0.5 million in Q3FY19
●
Q3FY20 net income includes non-cash income tax expense of approximately $0.3 million due to the re-measurement and reassessment of the GILTI tax; this amount was approximately $0.6 million for the 9 months ended October 31, 2019
●
Earnings before interest, taxes, depreciation and amortization (EBITDA)* of $1.9 million, compared with $1.4 million in Q3FY19
●
Capital expenditures for fiscal 2020 third quarter were approximately $0.1 million as compared with approximately $1.0 million in the fiscal 2019 period
●
Cash of $9.5 million at end of Q3FY20, up 4% from $9.1 million at end of Q2FY20
●
Total debt was $1.2 million at end of Q3FY20, down 24% from $1.6 million at end of Q2FY20

* EBITDA is a non-GAAP financial measure. A reconciliation is provided in the tables of this press release.
** Lakeland’s fiscal 2020 third quarter financial results as reported on a U.S. GAAP basis was subject to non-cash income tax expense pertaining to Global Intangible Low-Taxed Income (“GILTI”) accounting policies. GILTI relates to income earned by foreign affiliates of U.S. companies in excess of allowable returns from intangible assets associated with such operations, which went into effect in 2018 following the passage of the 2017 Tax Cuts and Jobs Act. The 2017 Act, among other things, lowered the U.S. federal corporate income tax rate from 35% to 21%, and requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates the GILTI tax applicable to certain foreign sourced earnings. A minimum tax for GILTI of 10.5% was implemented to discourage U.S. multinational corporations from shifting domestic profits to lower taxed foreign operations. The GILTI tax provisions are being reviewed for companies with a net operating loss (“NOL”) carryforward asset which are typically used to shield taxable consolidated U.S. corporate income from income taxes paid in cash. Current GILTI rules allow a deduction of 50% of GILTI income to the extent the U.S. parent company has net taxable income after NOLs. Additionally, a foreign tax credit can offset U.S. “cash tax” calculated on the GILTI income. However, since Lakeland has enough NOL’s to completely offset U.S. income tax on GILTI income, there is no net U.S. taxable income or tax liability to claim the deduction or foreign tax credits. Lakeland recorded the GILTI non-cash income tax expense based upon the tax regulations as they exist today. There are proposed changes to the GILTI regulations that may reduce future non-cash tax charges. Any impact due to this change will be recognized in the period in which the change is enacted.

Although this new US anti-deferral tax provision uses the words “Intangible Low-Taxed Income” in its’ title, based on current regulations, the result is an inclusion of income from all of Lakeland’s controlled foreign corporations (CFCs) into its consolidated corporate income tax return, regardless of the type of income or the tax rate in the foreign country. Final regulations have been issued regarding the mechanics of calculating GILTI, although there are “Proposed Regulations” that, if adopted, would cause the calculation to include only the income from Lakeland CFCs that are taxed at a rate lower than 90% of the current US tax rate of 21% (18.9%). This proposed “High-Tax Exception” rule, if approved, would then align the actual income inclusion with the actual title to only include CFC income that is taxed at a low rate in its home country. The proposed regulations, however, specifically forbid application of these proposed regulations until US Treasury issues them in “Final” form. The Company awaits the final tax regulations regarding the “High-Tax Exception” to determine how this GILTI tax will be recorded in the future.

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “For the second consecutive quarter our revenues exceeded $27 million which puts us on the highest trajectory for annual top line results in the Company’s history. The diversification of our global operations and initiatives to drive efficiencies and cash flow growth are beginning to deliver their intended results as we reported an increase in net income of over 129% on revenue growth of 14% over the prior year period.

“The operating leverage in our business on the higher sales volume has enabled us to drive outsized relative returns, and we believe there remains additional areas for improvement. These results are even more impressive when you factor in the strength of the U.S. dollar against foreign currencies where we derive approximately 48% of our revenues which mutes the sales performance of our non-US subsidiaries as reported on a consolidated basis and new GILTI income tax accounting rules which required us to record a large non-cash income tax expense in the third quarter.

“In our fiscal 2020 third quarter, the effect of non-cash GILTI taxes on earnings resulted in a reduction of approximately $300,000 or nearly 25% of reported net income of $1.1 million. While our third quarter net income as reported increased by 129% from last year, our net income before the non-cash GILTI income tax expense and cash flow from operations were even stronger. The incremental tax provision relating to GILTI, which was applied beginning FY19 resulted due to having historical U.S. NOL amounts to offset the GILTI taxable income inclusion. Lakeland’s NOL was $18.0 million at October 31, 2019, down from $20.6 million at the beginning of the fiscal year. The GILTI provision does not impact Lakeland’s cash taxes given the company’s available U.S. NOLs, so we do not view the GILTI tax at this time as a meaningful component of our core operations and financial performance.

“At the core of our businesses, in the U.S. where we derived 52% of consolidated revenues, we had a strong quarter. Sales were up 14% over the prior year period driven by strength in chemical suits and fire/flame resistant product lines. Many of the garments sold into the US are now made in our relatively new Vietnam manufacturing facility. We had built up a backlog of orders and elevated inventories to address any issues in manufacturing and deliveries which were delayed due to our newly implemented enterprise resource planning (“ERP”) system. In the second quarter, we reduced the backlog and that helped to increase sales in that period.

“We view the third quarter as representative of a more normalized operating environment. New orders in the third quarter were $27.5 million, equal to sales in the second quarter which is historically our strongest quarter annually, and up $3.5 million, or 14.4% from the year earlier period. Inventories at the end of the third quarter were brought down by $1.6 million from the end of the second quarter, and we reduced our manufacturing headcount in Vietnam and India which had been increased to accommodate the earlier build-up of inventories as we began to curtail production in these facilities. This reduction in manufacturing capacity led to an increase in costs of goods sold of approximately $0.2 million in the third quarter.

“Sales outside of the U.S. were up 4.7% for the nine months on a reported basis. We had increases in all major markets outside of the U.S. except for China. Demand in China has been challenged by market uncertainties and unsettled international trade negotiations. Many of our competing manufacturers are seeking ways to move their production out of China. Lakeland has successfully transferred all of the production out of China that we had planned to move – a process that began two years ago due to the increased labor costs and not due to the more recent international tariff disputes. This backdrop creates longer term opportunities within the supply chain in China. To this end, we commenced a large sales promotion campaign to attract new customers seeking a permanent supplier.

“The economic weakness and discounted pricing campaign in China resulted in lower sales and gross margin from this region. Our operations in China along with the curtailed manufacturing production while maintaining the same overhead costs contributed to a lower gross margin for the entire company in the third quarter as compared with the prior year period and the second quarter of this year. However, our growth in the U.S. and other markets around the world enabled us to drive benefits from the ERP system and efficiencies from our overall operating leverage. All major operating regions globally, including China, were profitable in the third quarter. As compared with the third quarter of last year, consolidated operating profit increased by 82% while our operating margin as a percentage of sales increased by 60%. We continue to believe that greater operating leverage can be achieved as we grow our global revenue base, bolster our gross margins and drive improved efficiencies.”

Fiscal 2020 Third Quarter Financial Results

Net sales were $27.5 million for the three months ended October 31, 2019, as compared to $24.0 million for the three months ended October 31, 2018. On a consolidated basis for the third quarter of fiscal 2020, domestic sales were $14.2 million or 52% of total revenues and international sales were $13.3 million or 48% of total revenues. This compares with domestic sales of $11.8 million or 49% of the total and internationals sales of $12.2 million or 51% of the total in the same period of fiscal 2019.

The Company experienced sales growth domestically which resulted from fulfillment of backlog orders that were unencumbered by delivery challenges associated with the ERP implementation in the prior year, and demand for chemical suits and FR apparel in the current year period. Sales in all major foreign operations except China experienced year-over-year growth. China sales were negatively impacted by slower economic activity in the region and ongoing international trade negotiations. Foreign exchange currency translations negatively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in US dollars by approximately $0.3 million or 2.3%, in the third quarter.

Gross profit of $9.3 million for fiscal 2020 third quarter increased from $8.3 million for the same period of the prior year. Gross profit as a percentage of net sales was 33.9% for fiscal 2020 third quarter, down by 0.7% from 34.6% a year ago. Gross margin in dollars benefited from higher volume which in part resulted from easing of ERP implementation issues. The lower gross margin as a percentage of sales reflects a higher concentration of lower margin sales in the U.S., promotional pricing and lower sales in China, and the carrying of manufacturing overhead costs following the curtailment of certain production capacity in Vietnam and India.

Operating expenses increased 2.2% to $7.5 million for the three months ended October 31, 2019 from $7.3 million for the three months ended October 31, 2018. Operating expenses as a percentage of net sales was 27.2% for the three months ended October 31, 2019, compared to 30.4% for the three months ended October 31, 2018. The modest increase in operating expenses primarily relate to higher shipping on a larger revenue base, increased bad debt provision due to a sudden customer bankruptcy, and expanded marketing costs as the Company continues to build its global brand, partially offset by a reversal of non-cash stock-based compensation of $0.4 million as a result of a change in estimate. Based on actual EBITDA achieved by the Company to date, it was deemed improbable that such performance would meet even the Minimum level required for such stock grants to vest, including SARS. The performance improvement pertaining to the decrease of operating expenses as a percentage of net sales reflects higher revenues amid favorable business conditions and the processing of backlog orders, benefits of the ERP system, and ongoing expense management.

Lakeland reported operating profit of $1.8 million for the three months ended October 31, 2019, up from $1.0 million for the three months ended October 31, 2018. Operating margins were 6.7% for the three months ended October 31, 2019 and 4.2% for the three months ended October 31, 2018.

Income tax expense consists of federal, state and foreign income taxes. Income tax expense was $0.7 million for the three months ended October 31, 2019, compared to $0.5 million for the three months ended October 31, 2018. The Company’s foreign earnings are subject to taxation under the Global Intangible Low-Taxed Income (GILTI) regime. The GILTI provisions have an effect of increasing the effective non-cash tax provision by absorbing the Company’s available NOL. There are proposed changes to the GILTI rules that will make certain credits and deductions available to the Company if enacted. The Company will record the impact of these changes in the period any such change is enacted. Excluding the non-cash GILTI tax expense of approximately $0.3 million in the fiscal 2020 third quarter, income tax expense would have been $0.4 million, primarily consisting of taxes paid on the profit of foreign subsidiaries on a local basis. The Company has not paid cash income taxes for consolidated corporate income in the third quarter of fiscal 2020 due to the utilization of its NOL. The NOL balance was $18.0 million at October 31, 2019.

The Company reported net income of $1.1 million or $0.14 per basic and diluted share for the three months ended October 31, 2019, compared to net income of $0.5 million or $0.06 per basic and diluted share for the three months ended October 31, 2018. The improved results for three months ended October 31, 2019 as compared to the prior period reflects higher sales, expense management and enhanced operating efficiencies due in large part to the ERP system.

As of October 31, 2019, Lakeland had cash and cash equivalents of approximately $9.5 million as compared to $9.1 million at July 31, 2019 and $12.8 million at January 31, 2019. The increase in cash from the end of the second quarter was primarily a result of a $1.6 million decrease of inventories as order processing advanced with the fully working ERP system and the curtailment of certain manufacturing production. Accounts receivable at October 31, 2019 decreased $0.6 million from July 31, 2019, which also contributed to the increase in cash, and was $1.0 million higher than at January 31, 2019 due to higher sales.

Working capital at October 31, 2019 was $66.0 million, compared with $65.4 million at July 31, 2019 and $65.1 million at January 31, 2019. As a result of new lease accounting adopted during fiscal 2020 in accordance with accounting principles generally accepted in the U.S., working capital was decreased in recognition of the current portion of the operating lease liability. The Company’s $20 million revolving credit facility had no borrowings as of October 31, 2019 as $0.3 million was repaid during the fiscal third quarter. Total debt outstanding at October 31, 2019 was less than $1.2 million, down from $1.6 million at July 31, 2019 and $1.3 million at January 31, 2019.

The Company incurred capital expenditures of approximately $0.1 million during the third quarter of fiscal 2020, down from approximately $0.4 million in the second quarter and $1.0 million in the third quarter of the prior year. Capital expenditures for all of fiscal 2019 were $3.1 million and are expected to decline to approximately $1.0 million for fiscal 2020, with the balance of the spending in the current year allocated primarily toward the phased global rollout of the ERP system.

During the three-month period ended October 31, 2019, no shares were purchased as part of the Company’s $2.5 million stock buyback program approved on July 19, 2016. To date, $1.3 million was spent to repurchase 114,848 shares, with over $1.2 million remaining available under the buyback program.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2020 third quarter financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO. Investors can listen to the call by dialing 844-369-8770 (Domestic) or 862-298-0840 (International). For a replay of this call through December 16, 2019, dial 877-481-4010, Pass Code 56427.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow
Allen Dillard, AEDillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($000’s) Except Share Information

ASSETS	October 31,	January 31,
	2019	2019
Current assets
Cash and cash equivalents	$9,473	$12,831
Accounts receivable, net of allowance for doubtful accounts of $602 and $434 at October 31, 2019 and January 31, 2019, respectively	17,413	16,477
Inventories	47,797	42,365
Prepaid VAT and other taxes	1,316	1,478
Other current assets	2,622	2,319
Total current assets	78,621	75,470
Property and equipment, net	10,233	10,781
Operating leases right-of-use assets	2,482	-----
Deferred tax assets	6,600	7,267
Prepaid VAT and other taxes	176	176
Other assets	121	158
Goodwill	871	871
Total assets	$99,104	$94,723
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,246	$6,214
Accrued compensation and benefits	1,699	1,137
Other accrued expenses	3,227	2,825
Current maturity of long-term debt	1,194	158
Current portion of operating lease liabilities	254	-----
Borrowings under revolving credit facility	-----	-----
Total current liabilities	12,620	10,334
Long-term portion of debt	----	1,161
Long-term portion of operating lease liabilities	2,243	-----
Total noncurrent liabilities	2,243	1,161
Total liabilities	14,863	11,495
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 20,000,000 shares issued 8,478,118 and 8,475,929; outstanding 8,006,829 and 8,013,840 shares at October 31, 2019 and January 31, 2019, respectively	85	85
Treasury stock, at cost; 471,289 and 462,089 shares at October 31, 2019 and January 31, 2019, respectively	(4,614)	(4,517)
Additional paid-in capital	75,048	75,612
Retained earnings	16,376	14,300
Accumulated other comprehensive loss	(2,654)	(2,252)
Total stockholders' equity	84,241	83,228
Total liabilities and stockholders' equity	$99,104	$94,723

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($000’s) Except Share Information

	Three Months EndedOctober 31,		Nine Months EndedOctober 31,
	2019	2018	2019	2018
Net sales	$27,464	$24,009	$79,620	$73,970
Cost of goods sold	18,166	15,691	52,349	46,995
Gross profit	9,298	8,318	27,271	26,975
Operating expenses	7,464	7,305	23,114	21,898
Operating profit	1,834	1,013	4,157	5,077
Other income (expense), net	(9)	7	(33)	36
Interest expense	(26)	(25)	(98)	(93)
Income before taxes	1,799	995	4,026	5,020
Income tax expense	653	494	1,950	1,634
Net income	$1,146	$501	$2,076	$3,386
Net income per common share:
Basic	$0.14	$0.06	$0.26	$0.42
Diluted	$0.14	$0.06	$0.26	$0.41
Weighted average common shares outstanding:
Basic	8,004,640	8,119,488	8,013,383	8,117,307
Diluted	8,035,929	8,186,130	8,044,159	8,174,560

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Three months ended October 31,		Nine months ended October 31,
	2019	2018	2019	2018
Net sales	$27,464	$24,009	$79,620	$73,970
Year over year growth	14.4%	0.2%	7.6%	4.4%
Gross profit	9,298	8,318	27,271	26,975
Gross profit %	33.9%	34.6%	34.3%	36.5%
Operating expenses	7,464	7,305	23,114	21,898
Operating expenses as a percentage of sales	27.2%	30.4%	29.0%	29.6%
Operating income	1,834	1,013	4,157	5,077
Operating income as a percentage of sales	6.7%	4.2%	5.2%	6.9%
Interest expense	(26)	(25)	(98)	(93)
Other income (expense), net	(9)	7	(33)	36
Pretax income	1,799	995	4,026	5,020
Income tax expense	653	494	1,950	1,634
Net income	$1,146	$501	$2,076	$3,386

Weighted average shares for EPS-Basic	8,005	8,119	8,013	8,117
Net income per share	$0.14	$0.06	$0.26	$0.42

Operating income	$1,834	$1,013	4,157	$5,077
Depreciation and amortization	430	214	1,267	642
Equity Compensation	(332)	189	(583)	491
EBITDA	1,932	1,416	4,841	6,210
Cash paid for taxes	271	520	1,202	1,326
Capital expenditures	104	1,007	689	2,227
Free cash flow	$1,557	$(111)	$2,950	$2,657

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2019	2018	2019	2018
Net Income to EBITDA
Net Income	$1,146	$501	$2,076	$3,386
Interest	26	25	98	93
Taxes	653	494	1,950	1,634
Depreciation and amortization	430	214	1,267	642
Other income (expense), net	9	(7)	33	(36)
Equity compensation	(332)	189	(583)	491

EBITDA	1,932	1,416	4,841	6,210
EBITDA to Free Cash Flow

EBITDA	1,932	1,416	4,841	6,210

Cash paid for taxes	271	520	1,202	1,326
Capital expenditures	104	1,007	689	2,227
Free Cash Flow	$1,557	$(111)	$2,950	$2,657